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                                                                EXHIBIT 5.1

                     [COOLEY GODWARD LLP LETTERHEAD]


December 9, 1998


The Titan Corporation
3033 Science Park Road
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by The Titan Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of an additional 4,505 shares (the "Shares") of the Company's Common Stock to be sold by certain stockholders, as described in the initial Registration Statement (No. 333-66149) which was declared effective on November 16, 1998 (the "Initial Registration Statement").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Initial Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


COOLEY GODWARD LLP

/s/ Barbara L. Borden
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Barbara L. Borden